Exhibit 99.1

Papa John’s Announces Second Quarter 2013 Results

EPS Increased 30.5% on Strong Comparable Sales; Board Approves Quarterly Dividend

LOUISVILLE, Ky.--(BUSINESS WIRE)--August 6, 2013--Papa John’s International, Inc. (NASDAQ: PZZA) today announced financial results for the three and six months ended June 30, 2013.

Highlights

  Second quarter diluted earnings per share of $0.77 in 2013 compared to $0.59 in 2012
  System-wide comparable sales increases of 3.4% for North America and 6.8% for international during the quarter
  1,000th international restaurant opening; 55 worldwide net unit openings during the quarter
  2013 earnings guidance updated to a range of $2.92 to $3.00 per diluted share, from prior guidance of $2.90 to $3.00 per diluted share
  Board declares regular quarterly cash dividend of $0.25 per share and increases share repurchase authorization

“Our commitment to delivering a quality product around the globe continues to pay off, with excellent financial performance, a top ranking by the prestigious American Customer Satisfaction Index for the 12th time in 14 years, and the milestone opening of the 1,000th international Papa John’s restaurant,” said Papa John’s Founder, Chairman and Chief Executive Officer John Schnatter. “I am also pleased to announce a quarterly dividend. The combination of share repurchases and quarterly dividends reflects the strength of our brand and our long term commitment to deliver increasing shareholder value.”

Second quarter 2013 revenues were $349.2 million, a 9.6% increase from second quarter 2012 revenues of $318.6 million. Second quarter 2013 net income was $17.2 million, compared to second quarter 2012 net income of $14.3 million ($17.0 million and $14.1 million, for the second quarter of 2013 and 2012, respectively, excluding the impact of the previously disclosed 2012 Incentive Contribution). Second quarter 2013 diluted earnings per share were $0.77 compared to second quarter 2012 diluted earnings per share of $0.59 ($0.76 for the second quarter of 2013 and $0.59 for the second quarter of 2012, excluding the impact of the 2012 Incentive Contribution).

Revenues were $704.8 million for the six months ended June 30, 2013, an 8.5% increase from revenues of $649.9 million for the same period in 2012. Net income was $36.5 million for the six months ended June 30, 2013, compared to $31.3 million for the same period in 2012 ($36.1 million and $33.5 million, for the six-month periods in 2013 and 2012, respectively, excluding the impact of the previously disclosed 2012 Incentive Contribution). Diluted earnings per share were $1.62 for the six months ended June 30, 2013, compared to $1.29 for the same period in 2012 ($1.60 and $1.38, for the six-month periods in 2013 and 2012, respectively, excluding the impact of the 2012 Incentive Contribution).

Global Restaurant and Comparable Sales Information

	Three Months Ended		Six Months Ended
	June 30, 2013	June 24, 2012	June 30, 2013	June 24, 2012

Global restaurant sales growth (a)	7.2%	9.8%	6.6%	7.9%

Global restaurant sales growth, excluding the impact of foreign currency (a)	7.6%	10.4%	7.0%	8.3%

Comparable sales growth (b)
Domestic company-owned restaurants	6.0%	7.4%	4.9%	5.1%
North America franchised restaurants	2.6%	5.1%	1.7%	2.7%
System-wide North America restaurants	3.4%	5.7%	2.5%	3.3%

System-wide international restaurants	6.8%	6.1%	7.5%	7.2%

(a) Includes both company-owned and franchised restaurant sales.

(b) Represents the change in year-over-year sales for the same base of restaurants for the same fiscal periods. Comparable sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency conversion.

Management believes global restaurant and comparable sales growth information, as defined in the table above, is useful in analyzing our results since our franchisees pay royalties that are based on a percentage of franchise sales. Franchise sales generate commissary revenue in the United States and in certain international markets. Global restaurant and comparable sales growth information is also useful in analyzing industry trends and the strength of our brand. Franchise restaurant sales are not included in company revenues.

Revenue and Operating Highlights

All revenues and operating highlights below are compared to the same period of the prior year, unless otherwise noted.

Revenues

Consolidated revenues increased $30.6 million, or 9.6%, for the second quarter of 2013 and increased $54.9 million, or 8.5%, for the six months ended June 30, 2013. The increases in revenues were primarily due to the following:

  Domestic company-owned restaurant sales increased $11.6 million, or 8.1%, and $25.7 million, or 8.9%, for the three and six months, respectively, primarily due to increases in comparable sales of 6.0% and 4.9% and the net acquisition of 50 restaurants in the Denver and Minneapolis markets from a franchisee in the second quarter of 2012.
  North America franchise royalty revenue increased $1.1 million, or 5.9%, and $1.3 million, or 3.4%, for the three and six months, respectively, primarily due to increases in comparable sales of 2.6% and 1.7% and increases in net franchise units over the prior year. These increases were partially offset by reduced royalties attributable to the company’s net acquisition of the 50 restaurants noted above.
  Domestic commissary sales increased $13.4 million, or 10.6%, and $19.7 million, or 7.5%, for the three and six months, respectively, primarily due to increases in sales volumes as well as increases in the prices of commodities.
  International revenues increased $3.8 million, or 21.6%, and $6.8 million, or 19.9%, for the three and six months, respectively, primarily due to increases in the number of restaurants and increases in comparable sales of 6.8% and 7.5%, calculated on a constant dollar basis.

Operating Highlights

The table below summarizes income before income taxes on a reporting segment basis, excluding the Incentive Contribution:

	Three Months Ended			Six Months Ended
	June 30,	June 24,	Increase	June 30,	June 24,	Increase
(In thousands)	2013	2012	(Decrease)	2013	2012	(Decrease)

Domestic company-owned restaurants	$8,175	$9,358	$(1,183)	$19,131	$21,679	$(2,548)
Less: Incentive Contribution (a)	-	-	-	-	1,029	(1,029)
Domestic company-owned restaurants, excluding Incentive Contribution	8,175	9,358	(1,183)	19,131	20,650	(1,519)

Domestic commissaries	9,642	7,978	1,664	19,805	19,144	661
North America franchising	17,396	16,619	777	35,618	34,759	859
International	866	320	546	1,207	592	615
All others	1,153	471	682	1,812	866	946
Unallocated corporate expenses	(10,413)	(10,799)	386	(19,931)	(25,583)	5,652
Less: Incentive Contribution (a)	250	250	-	500	(4,500)	5,000
Unallocated corporate expenses, excluding Incentive Contribution	(10,663)	(11,049)	386	(20,431)	(21,083)	652

Elimination of intersegment profits	(211)	(481)	270	(737)	(471)	(266)
Total income before income taxes, excluding Incentive Contribution (a)	$26,358	$23,216	$3,142	$56,405	$54,457	$1,948

(a) Income before income taxes and other financial measures excluding the Incentive Contribution are non-GAAP financial measures. See Marketing Incentive Contribution table below for additional details and a reconciliation to our GAAP financial measures.

Second quarter 2013 income before income taxes increased approximately $3.1 million, or 13.5%, excluding the Incentive Contribution, primarily due to the following:

  Domestic commissaries increased primarily due to the increase in net restaurants and comparable sales as well as a higher gross margin. We manage commissary results on a full year basis and anticipate the 2013 full year margin will approximate 2012.
  North America franchising increased primarily due to the increase in net restaurants and comparable sales.
  International increased primarily due to the increase in net restaurants and comparable sales results and an improvement in our United Kingdom results.
  All others increased due to an improvement in our online operating results due to higher online sales volumes.

These increases were partially offset by a decrease in income before income taxes at our domestic company-owned restaurants primarily due to higher commodity costs, somewhat offset by incremental profits associated with higher comparable sales of 6.0%.

The increase in income before income taxes for the six months ended June 30, 2013 of $1.9 million, or 3.6%, excluding the Incentive Contribution, was primarily due to the same reasons noted above.

The effective income tax rates were 32.2% and 32.6% for the three and six months ended June 30, 2013, representing decreases of 1.9% and 1.2% from the prior year rates. The lower tax rates were due to the settlement or resolution of specific state issues in 2013. Additionally, the rate for the six months ended June 30, 2013 reflected the reinstatement of certain 2012 tax credits under the American Taxpayer Relief Act of 2012.

The company’s free cash flow, a non-GAAP financial measure, for the first six months of 2013 and 2012 was as follows (in thousands):

	Six Months Ended
	June 30,	June 24,
	2013	2012

Net cash provided by operating activities (a)	$47,232	$65,162
Purchase of property and equipment (b)	(25,493)	(15,046)
Free cash flow	$21,739	$50,116

(a) The decrease of approximately $17.9 million was primarily due to unfavorable changes in working capital, including the timing of income tax and other payments, partially offset by an increase in net income.

(b) The increased purchases of property and equipment primarily relate to expenditures on equipment for the New Jersey dough production as well as technology investments.

We define free cash flow as net cash provided by operating activities (from the consolidated statements of cash flows) less the purchase of property and equipment. We view free cash flow as an important measure because it is a factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by GAAP and as a result our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures.

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for additional information concerning our operating results and cash flow for the three- and six-month periods ended June 30, 2013.

Global Restaurant Unit Data

At June 30, 2013, there were 4,252 Papa John’s restaurants operating in all 50 states and in 34 countries, as follows:

	Domestic Company- owned	Franchised North America	Total North America	International	System-wide
Second Quarter
Beginning - March 31, 2013	649	2,572	3,221	976	4,197
Opened	5	32	37	44	81
Closed	-	(16)	(16)	(10)	(26)
Ending - June 30, 2013	654	2,588	3,242	1,010	4,252

Year-to-date
Beginning - December 30, 2012	648	2,556	3,204	959	4,163
Opened	6	63	69	72	141
Closed	-	(31)	(31)	(21)	(52)
Ending - June 30, 2013	654	2,588	3,242	1,010	4,252

Restaurant unit growth	6	32	38	51	89

% increase	0.9%	1.3%	1.2%	5.3%	2.1%

Our development pipeline as of June 30, 2013 included approximately 1,350 restaurants (300 units in North America and 1,050 units internationally), the majority of which are scheduled to open over the next six years.

Marketing Incentive Contribution

The following table reconciles our GAAP financial results to our results excluding the Incentive Contribution for the three and six months ended June 30, 2013 versus the same periods in 2012:

	Three Months Ended		Six Months Ended
	June 30,	June 24,	June 30,	June 24,
(In thousands, except per share amounts)	2013	2012	2013	2012

Income before income taxes, as reported	$ 26,608	$ 23,466	$ 56,905	$ 50,986
Incentive Contribution (a)	(250)	(250)	(500)	3,471
Income before income taxes, excluding Incentive Contribution	$ 26,358	$ 23,216	$ 56,405	$ 54,457

Net income, as reported	$ 17,150	$ 14,289	$ 36,456	$ 31,270
Incentive Contribution (a)	(164)	(164)	(329)	2,275
Net income, excluding Incentive Contribution	$ 16,986	$ 14,125	$ 36,127	$ 33,545

Earnings per diluted share, as reported	$ 0.77	$ 0.59	$ 1.62	$ 1.29
Incentive Contribution (a)	(0.01)	-	(0.02)	0.09
Earnings per diluted share, excluding Incentive Contribution	$ 0.76	$ 0.59	$ 1.60	$ 1.38

(a) As previously disclosed, in connection with a 2012 multi-year supplier agreement, the Company received a $5.0 million supplier marketing payment in the first quarter of 2012. The Company is recognizing the supplier marketing payment evenly as income over the five-year term of the agreement ($250,000 per quarter). In 2012, the Company contributed the supplier marketing payment to the Papa John’s Marketing Fund (“PJMF”), an unconsolidated, non-profit corporation, for the benefit of domestic restaurants. The Company’s contribution to PJMF was fully expensed in the first quarter of 2012. PJMF elected to distribute the $5.0 million supplier marketing payment to the domestic system as advertising credits in the first quarter of 2012. Our domestic company-owned restaurants’ portion resulted in an increase in income before income taxes of approximately $1.0 million in the first quarter of 2012. These transactions together are referred to as the “Incentive Contribution.”

The results shown in the table above and elsewhere in this press release, which exclude the Incentive Contribution, are not measures defined by accounting principles generally accepted in the United States (“GAAP”). These non-GAAP measures should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP results. Management believes presenting the financial information excluding the impact of the Incentive Contribution is important for purposes of comparison to prior year results. In addition, management uses these non-GAAP measures to allocate resources, and analyze trends and underlying operating performance. Annual cash bonuses, and certain long-term incentive programs for various levels of management, were based on financial measures that excluded the Incentive Contribution.

Share Repurchase Activity

The Company’s Board of Directors approved a $25 million increase in the amount of common stock that may be purchased under the Company’s share repurchase program through March 30, 2014. Approximately $80.1 million remains available under the Company’s share repurchase program as of August 2, 2013.

The following table reflects our repurchases for the three and six months ended June 30, 2013 and subsequent repurchases through August 2, 2013 (in thousands):

Period	Number of Shares	Cost

Three Months Ended June 30, 2013	429	$26,684

Six Months Ended June 30, 2013	978	$58,806

July 1, 2013 through August 2, 2013	23	$1,503

There were 22.3 million and 22.5 million diluted weighted average shares outstanding for the three and six months ended June 30, 2013, representing decreases of 7.7% and 7.1% over the prior year comparable periods. Diluted earnings per share increased $0.06 and $0.12 for the three and six months ended June 30, 2013 due to the reduction in shares outstanding resulting from the share repurchase program. Approximately 21.6 million actual shares of the company’s common stock were outstanding as of June 30, 2013.

Quarterly Regular Dividend Announced

The company announced that its Board of Directors approved the initiation of quarterly cash dividends to its shareholders. A quarterly dividend of $0.25 per common share will be paid on September 20, 2013 to shareholders of record as of the close of business on September 6, 2013. This is the first cash dividend paid to shareholders in the company’s history. While future dividends will be subject to Board declaration, the company is initially targeting a dividend payout of $0.25 per quarter.

2013 Guidance Update

The company updated its 2013 guidance as follows:

	Updated Guidance	Previous Guidance

Diluted earnings per share	$2.92 to $3.00	$2.90 to $3.00

Capital expenditures	$50 to $55 million	$55 to $60 million

The company reaffirmed all other guidance.

Conference Call

A conference call is scheduled for August 7, 2013 at 10:00 a.m. Eastern Time to review our second quarter 2013 earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 877-312-8816 (U.S. and Canada) or 253-237-1189 (international). The conference call will be available for replay, including by downloadable podcast, from the company’s web site at www.papajohns.com. The Conference ID is 45274568.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements may relate to projections or guidance concerning business performance, revenue, earnings, contingent liabilities, resolution of litigation, commodity costs, profit margins, unit growth, capital expenditures, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to:

  aggressive changes in pricing or other marketing or promotional strategies by competitors which may adversely affect sales; and new product and concept developments by food industry competitors;
  changes in consumer preferences and adverse general economic and political conditions, including increasing tax rates, and their resulting impact on consumer buying habits;
  the impact that product recalls, food quality or safety issues, and general public health concerns could have on our restaurants;
  failure to maintain our brand strength and quality reputation;
  the ability of the Company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably, which could be impacted by challenges securing financing, finding suitable store locations or securing required domestic or foreign government permits and approvals;
  increases in or sustained high costs of food ingredients and other commodities;
  disruption of our supply chain or our commissary operations due to sole or limited source of suppliers or weather, drought, disease or other disruption beyond our control;
  increased risks associated with our international operations, including economic and political conditions in our international markets and difficulty in meeting planned sales targets and new store growth for our international operations;
  increased employee compensation, benefits, insurance, regulatory compliance and similar costs, including increased costs resulting from federal health care legislation;
  the credit performance of our franchise loan program;
  the impact of the resolution of current or future claims and litigation, and current or proposed legislation impacting our business;
  currency exchange or interest rates;
  failure to effectively execute succession planning, and our reliance on the services of our Founder and CEO who also serves as our brand spokesperson; and
  disruption of critical business or information technology systems, and risks associated with security breaches, including theft of company and customer information.

These and other risk factors are discussed in detail in “Part I. Item 1A. - Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 30, 2012. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

For more information about the Company, please visit www.papajohns.com.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Income

	Three Months Ended		Six Months Ended
	June 30, 2013	June 24, 2012	June 30, 2013	June 24, 2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
(In thousands, except per share amounts)
Revenues:
North America:
Domestic Company-owned restaurant sales	$155,153	$143,527	$313,051	$287,342
Franchise royalties	20,230	19,101	40,963	39,619
Franchise and development fees	219	206	765	428
Domestic commissary sales	140,003	126,593	283,897	264,203
Other sales	12,444	11,771	25,051	24,029
International:
Royalties and franchise and development fees	5,391	4,701	10,458	9,187
Restaurant and commissary sales	15,746	12,680	30,605	25,047
Total revenues	349,186	318,579	704,790	649,855

Costs and expenses:
Domestic Company-owned restaurant expenses:
Cost of sales	37,825	32,881	74,898	65,337
Salaries and benefits	42,053	39,839	85,325	78,652
Advertising and related costs	14,677	13,278	29,470	25,977
Occupancy costs	8,939	8,619	17,650	16,517
Other operating expenses	22,431	20,830	45,176	41,248
Total domestic Company-owned restaurant expenses	125,925	115,447	252,519	227,731

Domestic commissary and other expenses:
Cost of sales	114,045	104,412	231,823	217,250
Salaries and benefits	10,264	9,218	20,331	18,221
Other operating expenses	15,768	13,498	31,775	27,804
Total domestic commissary and other expenses	140,077	127,128	283,929	263,275

International operating expenses	12,983	10,975	25,636	21,367
General and administrative expenses	33,126	31,463	66,284	63,059
Other general expenses	1,597	1,135	2,782	6,809
Depreciation and amortization	8,530	8,104	17,067	16,031
Total costs and expenses	322,238	294,252	648,217	598,272

Operating income	26,948	24,327	56,573	51,583
Net interest (expense) income	(340)	(861)	332	(597)
Income before income taxes	26,608	23,466	56,905	50,986
Income tax expense	8,563	8,005	18,541	17,218
Net income, including redeemable noncontrolling interests	18,045	15,461	38,364	33,768
Income attributable to redeemable noncontrolling interests	(895)	(1,172)	(1,908)	(2,498)
Net income, net of redeemable noncontrolling interests	$17,150	$14,289	$36,456	$31,270

Basic earnings per common share	$0.79	$0.60	$1.66	$1.31
Earnings per common share - assuming dilution	$0.77	$0.59	$1.62	$1.29

Basic weighted average shares outstanding	21,742	23,733	21,998	23,893
Diluted weighted average shares outstanding	22,250	24,112	22,543	24,270

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	June 30,	December 30,
	2013	2012
(In thousands)	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$28,236	$16,396
Accounts receivable, net	43,235	44,647
Notes receivable	3,440	4,577
Inventories	21,722	22,178
Deferred income taxes	7,715	10,279
Prepaid expenses and other current assets	18,586	20,549
Total current assets	122,934	118,626

Property and equipment, net	201,942	196,661
Notes receivable, less current portion, net	13,839	12,536
Goodwill	78,088	78,958
Other assets	32,675	31,627
Total assets	$449,478	$438,408

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$28,728	$32,624
Income and other taxes payable	1,407	10,429
Accrued expenses and other current liabilities	51,950	60,528
Total current liabilities	82,085	103,581

Deferred revenue	6,736	7,329
Long-term debt	133,241	88,258
Deferred income taxes	11,955	10,672
Other long-term liabilities	40,858	40,674
Total liabilities	274,875	250,514

Redeemable noncontrolling interests	6,846	6,380

Total stockholders' equity	167,757	181,514
Total liabilities, redeemable noncontrolling interests and stockholders' equity	$449,478	$438,408

Note: The Condensed Consolidated Balance Sheets have been derived from the audited consolidated financial statements, but do not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Six Months Ended
(In thousands)	June 30, 2013	June 24, 2012
	(Unaudited)	(Unaudited)
Operating activities
Net income, including redeemable noncontrolling interests	$38,364	$33,768
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for uncollectible accounts and notes receivable	780	719
Depreciation and amortization	17,067	16,031
Deferred income taxes	8,256	1,797
Stock-based compensation expense	3,784	3,218
Excess tax benefit on equity awards	(3,803)	(1,471)
Other	694	2,872
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	496	(75)
Inventories	456	533
Prepaid expenses and other current assets	1,963	417
Other assets and liabilities	(1,954)	756
Accounts payable	(3,896)	(587)
Income and other taxes payable	(9,022)	75
Accrued expenses and other current liabilities	(5,870)	3,297
Deferred revenue	(83)	3,812
Net cash provided by operating activities	47,232	65,162

Investing activities
Purchases of property and equipment	(25,493)	(15,046)
Loans issued	(3,103)	(1,206)
Repayments of loans issued	2,908	1,730
Acquisitions, net of cash acquired	-	(5,908)
Proceeds from divestitures of restaurants	-	948
Other	319	(4)
Net cash used in investing activities	(25,369)	(19,486)

Financing activities
Net proceeds (repayments) on line of credit facility	44,983	(1,489)
Excess tax benefit on equity awards	3,803	1,471
Tax payments for restricted stock issuances	(1,841)	(822)
Proceeds from exercise of stock options	3,696	10,400
Acquisition of Company common stock	(58,806)	(38,728)
Contributions from redeemable noncontrolling interest holders	450	-
Distributions to redeemable noncontrolling interest holders	(1,750)	(1,930)
Other	(468)	125
Net cash used in financing activities	(9,933)	(30,973)

Effect of exchange rate changes on cash and cash equivalents	(90)	(20)
Change in cash and cash equivalents	11,840	14,683
Cash and cash equivalents at beginning of period	16,396	18,942

Cash and cash equivalents at end of period	$28,236	$33,625

CONTACT:
Papa John’s International, Inc.
Lance Tucker, Chief Financial Officer, 502-261-4218